SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


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by Rule 14a-6(e)(2))

               Harrah's Entertainment, Inc.
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    (Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the
Registrant):  Hotel Employees & Restaurant Employees
International Union

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

SHAREHOLDER PROXY CONTEST INFORMATION

Date first mailed: February __, 1996

HERE International Union
Research Dept.
1219 28th Street, N.W.
Washington, D.C. 20007
tel. (202) 393-4373
fax  (202) 333-6049

PLEASE VOTE FOR THE SHAREHOLDER PROPOSAL AGAINST MANAGEMENT'S
POISON PILL
at Harrah's Entertainment Inc.
Annual Stockholders Meeting
Harrah's Casino, 771 Harrah's Blvd., Atlantic City, N.J.
April 25, 1997 11:00 a.m.

Dear Fellow Harrah's Shareholder:

     This is to alert you to an upcoming vote on our shareholder proposal against the Company's poison pill (which the board of directors adopted without shareholder approval).

     We will make the following proposal at the shareholders meeting:

   RESOLVED:  The Shareholders of Harrah's Entertainment, Inc.
   ("Company") hereby exercise their right to amend the bylaws of the Company to add the following Section 7 to Article V:

   Section 7 Poison Pills. The Company shall not adopt or maintain a "poison pill", shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisition of large holdings of the Company's shares of stock more difficult or expensive (such as the July 19th, 1996 "Rights Agreement"), unless such plan is first approved by A MAJORITY shareholder vote. The Company shall redeem any such rights now in effect. The affirmative vote of a majority of shares voted shall suffice to approve such a plan. This Article shall be effective immediately and automatically as of the date it is approved by affirmative vote of the holders of a majority of the shares, present in person or by proxy at a regular or special meeting of shareholders. Notwithstanding any provision of these bylaws, this Article may not be amended, altered, deleted or modified in any way by the Board of Directors without prior shareholder approval.

In July, 1996, the Company's Board of Directors adopted a so-called "shareholder rights plan" which replaced an existing rights plan that expired on October 5, 1996.<FN1> These rights are a type of corporate anti-takeover device commonly known as a "poison pill."

Under its terms, one right was declared for each common share outstanding. Each right entitles shareholders to purchase, under certain conditions, one two-hundredth of a share of the Company's Series A Special Stock of the Company at a purchase price of $130. The rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's outstanding common stock or has announced or has commenced a tender offer upon consummation of which such person or group would own 15% or more of the Company's outstanding common stock. Rights held by the 15% holder will become void. The Rights will expire on October 5, 20006, unless earlier redeemed by the Board at one cent per Right.

We strongly believe the Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. The Company's Shareholder Rights Plan (commonly know as a "poison pill") is a powerful anti-takeover device which effectively prevents a change in control of the Company without the approval of the board of directors.


<FN1>Harrah's Entertainment, Inc., SEC Form 8-K, August 9, 1996.

In our opinion, Harrah's Entertainments poison pill inhibits a potential acquirer of Company stock when they acquire 15% or more of the Common Stock of the Company or announce a tender or exchange offer that would result in the beneficial ownership by a person or group of 15% or more of the Common Stock. Triggering the poison pill affects the bidder by allowing Harrah's Entertainment shareholders under certain conditions to acquire shares of an acquiring company at a discount. Such a situation, we believe, complicates tender offers and precludes shareholders of Harrah's Entertainment from exercising their ownership rights in assessing offers from potential bidders.

We feel the poison pill forces potential investors to negotiate acquisitions with management, instead of making their offer directly to shareholders. We strongly believe that it is the shareholders (who are the owners of the Company), not the directors and managers who should have the right to decide what is or is not a fair price for their shareholdings.

The argument that our directors need a poison pill in order to negotiate a better offer from potential bidders or prevent so-called "abusive takeover practices" is unpersuasive. In the past five years, proposals to redeem or allow shareholder votes on poison pills have received majority support at 24 U.S. publicly-traded companies including Advanced Micro Devices, Intel, Ryder, and Wellman.<FN2> Moreover, since 1990 Philip Morris<FN3>, Time Warner<FN4>, United Technologies<FN5>, and Lockheed<FN6> have voluntarily redeemed their poison pills. None of these companies has experienced any adverse impact attributable to redemption of their poison pills.

Poison pills can pose such an obstacle to a takeover that management becomes entrenched. We believe that the entrenchment of management, and the lack of accountability that results, can adversely affect shareholder value.

We urge you to VOTE FOR this proposal.



<FN2>IRRC Corporate Governance Bulletins 1992-1996.
<FN3>The Rueters Business Report, April 18, 1995.
<FN4>PR Newswire, November 21, 1991.
<FN5>Wall Street Journal, February 12, 1992.
<FN6>Mergers and Acquisitions, November, 1991.

VOTING PROCEDURE AND VOTING RIGHTS

     We have asked management to include this proposal in its upcoming proxy statement and proxy card, but do not know whether it will do so. We intend to circulate our own proxy card in support of the proposal once management releases the names of nominees for election and other matters to be included on our card.

       You may revoke a proxy vote any time before the tally by
(1) executing a later proxy card; (2) appearing at the meeting to vote, or (3) delivering the proxyholder or the Company's secretary written notice of revocation prior to the date of the
meeting.   The Company's headquarters is at 1023 Cherry Road,
Memphis, TN 38117.

       We will keep the content of all cards we receive confidential from everyone except our staff, except that at the meeting our cards must be presented to the company's tabulator in order to be counted. The record date is March 4, 1997. As of 9/30/96 there were 103,324,000 shares outstanding. Each share of common stock carries one vote, and there are no other classes of stock.

SOLICITATION

       This solicitation is being conducted by Hotel Employees & Restaurant Employees International Union, which owns 110 shares of company common stock. We expect to spend about $5000 on the solicitation. Solicitation will be done by phone, fax, and letter by our staff, who will not receive additional compensation therefor. Our local unions have collective bargaining agreements in place with Harrah's hotels in Las Vegas and Atlantic City, and no labor dispute.

RECORD DATE/SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE
OFFICERS/EXECUTIVE COMPENSATION/ELECTION OF DIRECTORS

       Information on these subjects will be contained in management's upcoming proxy statement.

SHAREHOLDER PROPOSALS FOR 1998 MEETING

     Certain shareholders have the right under SEC Rule 14a-8 to submit proposals for inclusion in management's proxy statement. The deadline for submitting such proposals to management for the 1998 meeting will appear in management's forthcoming proxy statement.

PLEASE VOTE FOR THE PROPOSAL TO RESCIND THE POISON PILL